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                            Schedule 16 Calculations


                    WARBURG PINCUS SMALL COMPANY GROWTH FUND
                   For the period inception to April 30, 1997


Common Shares

         Aggregate Total Return with waivers:
                   ((8,940 - 10,000)/10,000) = -10.60

         Aggregate Total Return without waivers:
                   ((8,510 - 10,000)/10,000) = -14.90%